EXHIBIT 99.1

NEWS RELEASE	FOR IMMEDIATE RELEASE

For Further Information Contact:
Patrick J. McEnany	Melody Carey
Catalyst Pharmaceutical Partners	Rx Communications Group
Chief Executive Officer	Co-President
(305) 529-2522	(917) 322-2571
pmcenany@catalystpharma.com	mcarey@rxir.com

Catalyst Pharmaceutical Partners to Announce Top-Line Data from CPP-109 Phase II(b)

Clinical Trial for the Treatment of Cocaine Addiction Earlier than Expected

CORAL GABLES, FL, July 12, 2012 — Catalyst Pharmaceutical Partners, Inc. (Nasdaq: CPRX) today announced that it expects to report top-line results from its CPP-109 (vigabatrin) Phase II(b) trial around the end of September 2012 versus the previous guidance of early in the first quarter of 2013.

After discussions with our collaborators, the National Institute on Drug Abuse (NIDA) and the Department of Veterans Affairs Cooperative Studies Program (VACSP), and our statistical and regulatory consultants, we have been able to work through the complexities of modifying our statistical analysis plan. This will enable us to report top-line trial results about four months earlier than previously expected.

“We are pleased that we will be able to report the top-line results of our CPP-109 Phase II(b) clinical trial sooner than expected,” said Patrick J. McEnany, Chief Executive Officer of Catalyst. “We are committed to bringing safe and effective breakthrough products for the treatment of cocaine addiction to the market as quickly as possible, and the earlier reporting of these data is consistent with that philosophy.”

About the CPP-109 Phase II(b) Clinical Trial

The 24-week CPP-109 Phase II(b) clinical trial is randomized, double-blind and placebo-controlled in 207 patients recruited at 13 sites in the United States. It is designed to demonstrate that the rate of cocaine dependent subjects treated with CPP-109, who abstain from cocaine use in the last two weeks of the trial’s treatment phase (weeks 8 and 9), will be higher than patients treated with placebo. Other outcomes include: i) reduction in cocaine use days; ii) increase in clean urines collected; and iii) improvements in other measures of subject well-being and cocaine craving.

About CPP-109 and Fast Track Status

CPP-109 is a GABA analog that is Catalyst’s designation for vigabatrin. Catalyst licensed CPP-109 from Brookhaven National Laboratory for the treatment of cocaine and other addictions, and has been granted “Fast Track” status by the U.S. Food and Drug Administration (FDA) for cocaine addiction. Under the Federal Food, Drug, and Cosmetic Act, the FDA is directed to facilitate the development and expedite review of drugs and biologics intended to treat serious or life-threatening conditions, and that demonstrate the potential to address unmet medical needs. Fast Track designation emphasizes communication between Catalyst and the FDA, and provides Catalyst benefits that may help to expedite the approval process. For example, Fast Track designation affords Catalyst the potential to submit a New Drug Application (NDA) for CPP-109 on a rolling or modular basis, allowing the FDA to review sections of the NDA in advance of receiving a full submission. The designation also means that Catalyst may have increased communications with the FDA regarding the design of its clinical studies, which may expedite the development and review of Catalyst’s application for the approval of CPP-109 for cocaine addiction and may provide greater certainty overall in the regulatory pathway.

About Cocaine Addiction

According to the most recent Substance Abuse and Mental Health Services Administration (SAMHSA) survey, an estimated 1.5 million people, or 0.6% of the population aged 12 or over, had used cocaine in the month preceding the survey. Additionally, in 2010, approximately 637,000 people aged 12 or over had used cocaine for the first time within the preceding 12 months, an average of approximately 1,700 new users per day. In addition, approximately 699,000 patients received treatment for cocaine abuse in 2010.

Cocaine addiction is not only a U.S. health problem. In 2009, according to the United Nations Office on Drugs and Crime, there were 4.3 million – 4.7 million users of cocaine between the ages of 15 and 64 across Europe who had used it within the past year. Catalyst believes that the direct and indirect costs of cocaine use are indicative of a global public health problem, representing a significant unmet medical need for which no adequate pharmaceutical therapies exist.

About Catalyst Pharmaceutical Partners

Catalyst Pharmaceutical Partners, Inc. is a development-stage specialty pharmaceutical company focused on the development and commercialization of prescription drugs targeting diseases and disorders of the central nervous system, including addiction and epilepsy. Catalyst has two products in development, CPP-109 and CPP-115. It is currently evaluating its lead product and first-in-class GABA aminotransferase inhibitor candidate, CPP-109, for the treatment of cocaine addiction. Both CPP-109 and CPP-115 have been granted “Fast Track” status by the FDA for the treatment of cocaine addiction. Catalyst is also planning to evaluate CPP-109 for the treatment of other addictions. Catalyst believes that it controls all current intellectual property for drugs that have a mechanism of action related to the inhibition of GABA aminotransferase. For more information about Catalyst, go to www.catalystpharma.com.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company’s actual results in future periods to differ materially from forecasted results. A number of factors, including whether CPP-109 will be safe and effective for the treatment of addiction, whether the CPP-109 Phase II(b) clinical trial will be successful, whether any of the above-described benefits from having received Fast Track status from the FDA for CPP-109 will be realized by the Company, whether CPP-109 will ever be approved for commercialization, and those other factors described in the Company’s filings with the U.S. Securities and Exchange Commission (SEC), could adversely affect the Company. Copies of the Company’s filings with the SEC are available from the SEC, may be found on the Company’s website or may be obtained upon request from the Company. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.

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